Exhibit 99.1
Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com
Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com
FOR IMMEDIATE RELEASE:
WD ANNOUNCES STEPS TO REALIGN ITS COST STRUCTURE WITH
A SOFTER DEMAND ENVIRONMENT
Revises Second Quarter Revenue Outlook
LAKE FOREST, Calif. — Dec. 17, 2008 — Western Digital Corp. (NYSE:WDC) today announced a series of actions to realign its cost structure with a softer demand environment and revised its revenue outlook for its second fiscal quarter ending December 26, 2008. Demand for hard drives in the December quarter is significantly below the expectations outlined in the company’s original revenue guidance range of $2.025 billion to $2.150 billion, issued on October 23. Industry pricing is also significantly more competitive than forecasted. WD now expects revenue for the December quarter to be in the range of $1.7 billion to $1.8 billion, with a consequent reduction in operating results.
     The company has taken action throughout the quarter to adjust supply to industry demand and is taking further action to align inventories with anticipated short-term demand by temporarily halting the majority of its manufacturing operations from December 20 through January 1, 2009, inclusive.

WD Announces Steps To Realign Its Cost Structure With
A Softer Demand Environment

     “In the current macro economic climate, we expect demand weakness to last well into the middle of the 2009 calendar year,” said president and chief executive officer John Coyne. “Consequently, we are taking additional steps to immediately reduce production capacity and operating expenses on a longer-term basis across our entire business as we approach the seasonally weaker second half of our fiscal year.”
     Specifically, these additional actions include:
•	Reductions in compensation of the company’s executive officers, board of directors, and senior management;

•	A reduction in worldwide headcount of approximately 2,500 people or five percent of the total workforce;

•	A reduction in manufacturing work hours of approximately 20 percent from reduced use of temporary workers, reduced shift overtime and employee attrition;

•	Closure of one of the company’s three hard drive manufacturing facilities in Thailand;

•	Closure or disposal of one of the company’s two media substrate manufacturing facilities in Malaysia; and

•	A reduction in capital spending for the fiscal year 2009 from $750 million to approximately $500 million.
     These actions, which the company anticipates completing by the end of March 2009, are expected to result in total charges of approximately $150 million which will be incurred across the December and March quarters. These charges will consist of asset impairment charges of approximately $90 million, employee termination costs of approximately

WD Announces Steps To Realign Its Cost Structure With
A Softer Demand Environment

$35 million and other exit costs of approximately $25 million. Approximately $60 million of these charges will be cash expenditures. The savings generated are expected to amount to approximately $150 million annually.
     Coyne said: “We are taking these actions in order to strengthen our financial position and enhance the ability of our business to withstand an extended period of depressed demand while continuing to invest in the technologies, products and processes required to assure the continued success of our business.”
     As is typical, the demand and pricing environment during the remainder of the month of December will be critical in determining the company’s operating results for its second fiscal quarter of 2009.
     The company intends to file a Form 8-K with the SEC today containing additional information.
About WD
     WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users’ data accessible and secure from loss. WD applies its storage expertise to consumer products for external, portable and shared storage applications.
     WD was founded in 1970. The company’s storage products are marketed to leading systems manufacturers, selected resellers and retailers under the Western Digital and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.

WD Announces Steps To Realign Its Cost Structure With
A Softer Demand Environment

     This press release contains forward-looking statements, including statements concerning: the Company’s expectations regarding revenue for the December quarter; realignment of the Company’s production capacity and cost structure with industry demand; the Company’s expectations regarding industry and general economic conditions, including demand for hard drives in the 2009 calendar year; the expected reduction in the Company’s production capacity, operating expenses and capital spending; the expected charges and savings associated with the Company’s business restructuring plan; the strength of the Company’s financial position and the ability of its business to withstand an extended period of depressed demand; and the Company’s expectations regarding its future investments. These forward-looking statements are based on current management expectations and are subject to important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, including: the impact of current negative global economic conditions; supply and demand conditions in the hard drive industry; actions by competitors; unexpected advances in competing technologies; uncertainties related to the development and introduction of products based on new technologies and expansion into new hard drive markets; business conditions and growth in the various hard drive markets; pricing trends and fluctuations in average selling prices; changes in the availability and cost of commodity materials and specialized product components that WD does not make internally; and other risks and uncertainties listed in WD’s recent Form 10-Q filed with the SEC on October 31, 2008, to which your attention is directed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of

WD Announces Steps To Realign Its Cost Structure With
A Softer Demand Environment

the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
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Western Digital, WD, and the WD logo are registered trademarks of Western Digital Technologies, Inc. in the U.S. and other countries.